                                                                   Exhibit 10.38


                             CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY
                                    WITH THE SECURITIES AND EXCHANGE COMMISSION.
                                                     ASTERISKS DENOTE OMISSIONS.



                    LICENSE AND PRODUCT DEVELOPMENT AGREEMENT


         This AGREEMENT is made as of July __, 1999 (the "Effective Date"), between MEDSCAPE, INC., a Delaware corporation with offices at 134 W. 29th Street, New York, New York 10001-5399 ("Medscape") and NATIONAL DATA CORPORATION, a Delaware corporation with offices at National Data Plaza, Atlanta, Georgia 30329 ("NDC" and together with Medscape, collectively, the "Parties," and each a "Party"). Unless otherwise specified herein, capitalized terms used in this Agreement have the meanings defined in this Agreement and the Schedules and Exhibits hereto.

                  WHEREAS, Medscape is in the business of, and has substantial skills and experience in, developing, providing and managing on-line clinical and healthcare information.

                  WHEREAS, NDC is in the business of, and has substantial skills and experience in, electronic data interchange products and services and data management.

                  WHEREAS, subject to the terms and conditions of this Agreement, Medscape and NDC wish to cooperate (x) to market each other's products and services, and (y) to jointly develop, market and distribute certain clinical practice management and healthcare-related, electronic data interchange services to physicians, allied healthcare professionals, pharmaceutical manufacturers, consumers and pharmacists.

                  WHEREAS, subject to the terms and conditions of this Agreement, Medscape and NDC further desire to set forth the terms on which (x) NDC may act as Medscape's preferred clinical data interchange and data management services partner, and (y) Medscape may act as NDC's preferred healthcare clinical content and information services partner.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I
                                  DEFINED TERMS

                  Section 1.1 As used in this Agreement, the following terms shall have the following meanings:

                   "Affiliate," as to any Party, means any Person directly or indirectly controlling, controlled by or under common control with such Party, and shall include any officer, director and partner of any such Party. A Party shall be deemed to control another Person if it owns or has the power to exercise voting rights with respect to more than 50 percent of the voting securities of such other Person.

                  "Agreement" means this License and Product Development Agreement, as modified, supplemented, restated or amended from time to time.

                  "AMA" has the meaning provided in Section 2.1(f).

                  "AMA License" has the meaning provided in Section 15.1(b).

                  "AMA Sublicense" has the meaning provided in Section 2.1(a).

                  "Confidential Information" has the meaning provided in Section 14.2.

                  "EDI Services" has the meaning provided in Section 9.1

                  "EDI Services Commission" has the meaning provided in Exhibit 11.1

                  "Effective Date" has the meaning provided in the preamble hereto.

                  "HCC Services" has the meaning provided in Section 9.2.

                  "Healthcare Clinical Content" means (i) any clinical content derived from any Person whose primary business involves the provision of healthcare information on the internet substantially similar to healthcare information on any Medscape Website, or (ii) any clinical content that is substantially similar to healthcare information offered on any Medscape Website.

                  "Independent Auditor" has the meaning provided in Section
11.4.

                  "Intellect Database" has the meaning provided in Section
2.1(a).

                  "Intellect License" has the meaning provided in Section
2.1(a).


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
                  "Jointly Developed Products" has the meaning provided in
Section 6.1(a) below.

                  "Losses" has the meaning provided in Section 15.3.

                  "LYTEC," "LYTEC 99," and "LYTEC 99 Specifications" have the respective meanings provided in Section 3.1.

                  "LYTEC 99 Exclusivity Period" has the meaning provided in
Section 3.2(c).

                  "LYTEC/Web" and "LYTEC/Web Specifications" have the respective meanings provided in Section 4.1.

                  "LYTEC/Web Exclusivity Period" has the meaning provided in
Section 4.2(b).

                  "Medscape" has the meaning provided in the preamble hereto.

                  "Medscape Content" means Medscape's proprietary data and content, including text and visual material regarding itself, Medscape products, services, pricing, Medscape Trademarks, and any conditions of use (including proprietary notices).

                  "Medscape Materials" has the meaning provided in Section 12.2.

                  "Medscape Reporting Period" has the meaning provided in
Section 11.3.

                  "Medscape Website" means any website now or hereafter owned or operated by Medscape, including the website currently located at www.medscape.com.

                  "NDC" has the meaning provided in the preamble hereto.

                  "NDC Distribution Commissions" has the meaning provided in
Exhibit 11.1.

                  "NDC Healthcare Products" means, collectively, LYTEC 99, LYTEC/Web and the Other NDC Products, or any of them.

                  "NDCHIS" has the meaning provided in Section 15.1(b).

                  "NDC Materials" has the meaning provided in Section 12.1.

                  "NDC Reporting Period" has the meaning provided in Section
11.5.


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                  "Notified Party" has the respective meanings provided in
Section 9.1 and Section 9.2.

                  "Offering Party" has the respective meanings provided in
Section 9.1 and Section 9.2.

                  "Other NDC Products" has the meaning provided in Section 5.1.

                  "Party" and "Parties" have the respective meanings provided in the preamble hereto.

                  "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, business association or other entity, including any governmental entity.

                  "Products" has the meaning provided in Section 7.1.

                  "R&D Pipeline Information" has the meaning provided in Section 6.1(c).

                  "Services" has the meaning provided in Section 7.1.

                  "Shared Materials" has the meaning provided in Section 12.3.

                  "Shares" has the meaning provided in the Stock Purchase Agreement.

                  "Specifications" means, collectively, (i) the LYTEC 99 Specifications, (ii) the LYTEC/Web Specifications, (iii) any other specifications agreed by the Parties pursuant to this Agreement as to a product or service to be developed hereunder, and (iv) as the context requires, any of them.

                  "Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of the date hereof, between Medscape and NDC, as the same is in effect from time to time.

                  "Term" has the meaning provided in Section 16.1.

                  "Trademarks" means, collectively, trademarks, service marks, trade names, logos and other similar proprietary rights, and as the context requires, any of them.





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                                   ARTICLE II
                             NDC INTELLECT DATABASE


                  Section 2.1 (a) Intellect Database License Grant. Subject to the terms and conditions of this Agreement, NDC grants to Medscape during the Term a non-exclusive, perpetual, fully paid, non-assessable license (the "Intellect License") to access (via internet and/or other means), to use, and to execute only for Medscape's and its wholly-owned subsidiaries' internal purposes (and not for public display), all the information and data embodied in the elements of NDC's Intellect Q&A database described on Exhibit 2.1(a)-1 (as such information and data may be enhanced, updated, modified or corrected from time to time, the "Intellect Database"). Medscape's use of the Intellect Database shall be subject to the terms and conditions of the AMA license agreement attached hereto as Exhibit 2.1(a)-2, which Medscape shall, subject to Section 2.1(f) below, execute and deliver to NDC contemporaneously with the execution of this Agreement (the "AMA Sublicense"). Medscape shall be responsible for all of its telecommunications charges associated with Medscape's access to the Intellect Data via the internet or other means.

                  (b) Scope of License. The Intellect License does not include, and Medscape shall not have the right of access to information and data embodied in the Intellect Database which pertains to territories, locations, activities, products or individuals outside of the United States of America, unless such information and data is subsequently licensed by NDC to Medscape.

                  (c) Update Services NDC will update the repository for the Intellect Database on a monthly basis. NDC will advise Medscape of the date on which such periodic updates customarily occur, and whether the Intellect Database will at any time become unavailable for any extended period as a result of such updates or otherwise.

                  (d) Cooperation; New Market Research Products. During the Term, NDC and Medscape agree to work together and cooperate in good faith to identify and develop new market research products that combine Medscape's database information and the Intellect Database. The development of any such products shall be subject to the Parties' agreement as to Specifications as provided in Article VIII and as to intellectual property rights as provided in
Article XII.

                  (e) Updates, Modifications; Copying; Corrections. During the Term, Medscape shall be entitled to receive and/or have access to the most current version or compilation of the Intellect Database which NDC has available and uses for its own internal purposes, and has the right to use the same pursuant to the terms of Section 2.1(a). Medscape may not copy the Intellect Database except as necessary to effectuate its license under Section 2.1(a), or for maintenance, backup, test and disaster recovery


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
purposes. If, at any time during the Term, the Intellect Database (or the media on which it is contained) (x) fails through no fault of Medscape to perform in a reasonably effective and consistent manner, or (y) is found to contain any material error, bug, virus or other material defect, then in either case, NDC will correct such failure to perform, material error, bug, virus or other material defect at no charge to Medscape or, if unable to do so, within forty-five (45) days, will refund to Medscape a pro-rata portion of the Intellect License Fee (such proration to be based on the Initial Term).

                  (f) Approval for AMA Sublicense. The Parties recognize that, pursuant to the terms of the AMA License, the consent of the American Medical Association ("AMA") may be required in connection with, and as a condition to the effectiveness of, the AMA Sublicense. Promptly upon execution hereof, NDC shall exercise (or cause its Affiliates to exercise) best efforts to obtain any such consent, which consent shall, in all events, be sufficient, in Medscape's sole and absolute discretion, to secure the scope of use or uses of the AMA-PPD (as defined in the AMA Sublicense) required by Medscape. In the event that any consent required by the AMA as a condition to the effectiveness of the AMA Sublicense cannot be or is not obtained by July 26, 1999, or such consent is not sufficient, in Medscape's sole and absolute discretion, to secure the scope of use or uses which it requires, then the provisions of Section 1(b) of Exhibit
11.1 shall be applicable.


                                  ARTICLE III.
                                    LYTEC 99

                  Section 3.1 LYTEC 99. NDC will develop a new version of its proprietary LYTEC physician practice management software (the existing software (currently marketed as "Lytec Medical 98(TM)") is referred to as "LYTEC" in this Agreement, and the new version thereof referred to as "LYTEC 99") that will include Medscape Website integration capability developed in accordance with specifications and a project timetable to be mutually developed and agreed by the Parties (the "LYTEC 99 Specifications") by no later than August 1, 1999.

                  Section 3.2 LYTEC 99 Specifications and Terms. Unless NDC and Medscape otherwise agree, the following terms shall be applicable to LYTEC 99:

(a) Release Date. LYTEC 99 will be ready for full commercial release by no later than September 30, 1999;

(b) Integration of Medscape. LYTEC 99 will include, and the LYTEC 99 Specifications will specify, an integrated web browser function, a direct access function (via hotlink) to a Medscape Website, and an optional internet service provider service.



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(c)      Exclusivity. From the Effective Date until September 30, 2000 (the
         "LYTEC 99 Exclusivity Period"), NDC agrees that the Medscape Website designated by Medscape will be the sole and exclusive website providing Healthcare Clinical Content integrated into LYTEC 99. During the LYTEC 99 Exclusivity Period, NDC covenants that it will not integrate (or permit, or enter into any discussions concerning, the integration of) any Healthcare Clinical Content into LYTEC 99 other than the content contained in the relevant Medscape Website designated by Medscape.

(d) Right of First Negotiation. NDC hereby grants Medscape the exclusive right of first negotiation to extend the LYTEC 99 Exclusivity Period on mutually agreeable terms. If Medscape wishes to extend the LYTEC Exclusivity Period, it shall give notice to NDC to this effect not less than one hundred and twenty (120) days prior to the end of the LYTEC 99 Exclusivity Period. Within a reasonable time after delivery of such notice, the Parties shall in good faith meet or discuss as often as is necessary to reach mutual agreement on specific extension terms. If no agreement can be reached following good faith negotiations on or before the end of the LYTEC 99 Exclusivity Period, either Party may elect by written notice to the other to discontinue further discussions. From the date on which Medscape gives notice of its intent to extend, and until such time as the earlier of either the date on which the original LYTEC Exclusivity Period Ends or the date on which good faith negotiations between the Parties are discontinued as aforesaid, NDC covenants and agrees that it shall not enter into any discussions with, or make any offer to, any third party with respect to the integration of any website providing Healthcare Clinical Content into LYTEC 99. If Medscape does not give notice to NDC of its desire to extend the LYTEC 99 Exclusivity Period Agreement at least ninety (90) days prior to the end of the LYTEC 99 Exclusivity Period, Medscape will be deemed to have waived its right of first negotiation under this Section 3.2(d), and NDC shall be free to negotiate with third parties.

                  Section 3.3 License. For purposes of integrating the relevant Medscape Website in LYTEC 99, Medscape grants to NDC during the Term a non-exclusive, royalty free, fully paid and non-assessable license, to use, execute and display, and/or otherwise to incorporate and display within LYTEC 99, such of Medscape's computer programs (such as Java applets), Trademarks, designs, content and other intellectual property as Medscape may deem necessary or appropriate to fully effect the integration of such Medscape Website into LYTEC 99. The foregoing license shall be subject to the other terms of this Agreement and such other terms as may be agreed by the Parties in the LYTEC 99 Specifications.




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
                                   ARTICLE IV
                                   LYTEC/WEB.

                  Section 4.1 LYTEC/Web. NDC intends to develop a fully web-enabled version of LYTEC (hereinafter referred to as "LYTEC/Web") that will include Medscape Website integration capability developed in accordance with specifications and a project timetable to be mutually developed and agreed by the Parties (the "LYTEC/Web Specifications").

                  Section 4.2 LYTEC/Web Specifications and Terms. If LYTEC/Web is developed by NDC, the following terms shall be applicable to LYTEC/Web unless NDC and Medscape otherwise agree:

(a) Specifications. LYTEC/Web will include, and the LYTEC/Web Specifications will specify: (i) a direct access function (via hotlink) to a Medscape Website designated by Medscape; (ii) in-context, integrated links to such Medscape Website from within the point-of-care clinical features of LYTEC/Web (e.g., relevant Medscape content will be automatically displayed when users insert ICD-9 codes); (iii) navigational features, such as hypertext links, permitting direct access to LYTEC/Web from within such Medscape Website; and (iv) a feature permitting individual users to select a Medscape Website specialty page.

(b) Exclusivity. Subject to Section 4.2(c) below, from the Effective Date and until September 30, 2000 (the "LYTEC/Web Exclusivity Period"), NDC agrees that the Medscape Website which Medscape designates will be the sole and exclusive website providing Healthcare Clinical Content integrated into LYTEC/Web. During the LYTEC/Web Exclusivity Period, NDC covenants that it will not integrate (or permit, or enter into any discussions concerning, the integration of) any website providing Healthcare Clinical Content into LYTEC/Web other than such Medscape Website.

(c) Right of First Negotiation. NDC hereby grants Medscape the exclusive right of first negotiation to extend the LYTEC/Web Exclusivity Period on mutually agreeable terms. If Medscape wishes to extend the LYTEC/Web Exclusivity Period, it shall give notice to NDC to this effect not less than one hundred twenty (120) days prior to the end of the LYTEC/Web Exclusivity Period. Within a reasonable time after delivery of such notice, the Parties shall in good faith meet or discuss as often as is necessary to reach mutual agreement on specific extension terms. If no agreement can be reached following good faith negotiations on or before the end of the LYTEC/Web Exclusivity Period, either Party may elect by written notice to the other to discontinue further discussions. From the date on which Medscape gives notice of its intent to extend, and until such time as the earlier of either the date on which the original LYTEC/Web Exclusivity Period Ends or the date on which good


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
         faith negotiations between the Parties are discontinued as aforesaid, NDC covenants and agrees that it shall not enter into any discussions with, or make any offer to, any third party with respect to the integration of any website providing Healthcare Clinical Content into LYTEC/Web. If Medscape does not give notice to NDC of its desire to extend the LYTEC/Web Exclusivity Period at least ninety (90) days prior to the end of the LYTEC/Web Exclusivity Period, Medscape will be deemed to have waived its right of first negotiation under this Section 4.2(c), and NDC shall be free to negotiate with third parties.

                  Section 4.3 License. If LYTEC/Web is developed by NDC, for purposes of integrating a Medscape Website to be designated by Medscape in LYTEC/Web, Medscape agrees that it shall grant to NDC during the Term a non-exclusive, royalty free, fully paid and non-assessable license to use, execute and display, and/or otherwise to incorporate and display within LYTEC/Web, such of Medscape's computer programs (such as Java applets), Trademarks, designs, content and other intellectual property as Medscape may deem necessary or appropriate to fully effect the integration of such designated Medscape Website into LYTEC/Web. The foregoing license shall be subject to the other terms of this Agreement and such other terms as may be agreed by the Parties in the LYTEC/Web Specifications.


                                    ARTICLE V
                       WEB-ENABLING OF OTHER NDC PRODUCTS.

                  Section 5.1 Web-Enabling of Other NDC Products. NDC also intends to develop (or has already developed) and make available separately, or in bundled packages, web-enabled versions of its products known as NDC Connect, NDC Assist, Intellect Q&A, Practice Analyzer, Medication Manager, and certain credit card services (such products as so enabled, collectively, the "Other NDC Products"). Subject to the Parties' agreement as to Specifications pursuant to
Article VIII, and the other terms and conditions of this Agreement, the Parties intend that any web-enabled Other NDC Products may be modified to include an integrated function permitting users thereof to directly access a Medscape Website designated by Medscape, and that such Medscape Website may include navigational features, such as hypertext links, permitting direct access to Other NDC Products.


                                   ARTICLE VI
                           JOINTLY DEVELOPED PRODUCTS.

                  Section 6.1 Jointly Developed Products. (a) General Terms. Subject to Article VIII and the other terms and conditions of this Agreement, NDC and Medscape intend and agree to work together and cooperate in good faith during the Term to jointly


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identify market opportunities and, based on such opportunities, if any, to jointly develop, market and sell new products (collectively, the "Jointly Developed Products"). The Parties will agree at the time of development of any Jointly Developed Products on appropriate compensation levels, ownership interests, and licenses for each Jointly Developed Product. Jointly Developed Products may include (x) new, web-enabled versions of products and applications that will be integrated with various features and functions of a Medscape Website which Medscape designates; (y) new products and applications targeted at the consumer market; and (z) database and data management projects and products targeted at pharmaceutical manufacturers. The Jointly Developed Products may include products that integrate Medscape content and databases and NDC products and databases.

                  (b) Consumer Products. Jointly Developed Projects for the consumer audience may include NDC's prescription adherence/compliance tool called Care Alert, which the Parties acknowledge will initially target consumers and the prescription refill market. If the Parties mutually agree, Care Alert may also target the physicians market by leveraging other NDC and Medscape tools and services. The Parties further acknowledge that the consumer-based Care Alert product is currently in prototype and is expected to launch in the third quarter of 1999.

                  (c) R&D Pipeline Associated with Clinical Trials. NDC agrees to license to Medscape, and Medscape shall have the right to incorporate, R&D Pipeline Information for use within a Medscape Website designated by Medscape, and/or as part of a broader consumer/physician clinical trials product, possibly in partnership with third-party clinical research organizations involved in providing clinical trials support, services and products. As used herein, "R&D Pipeline Information" includes information about the therapeutic use, product name, generic name, company name, stage of development and source abstracts of, and NDC's comments regarding, drugs in development, as more particularly described on Exhibit 6.1(c).

                                   ARTICLE VII
                  OPERATING GUIDELINES AND DEDICATED RESOURCES
                     APPLICABLE TO ALL PRODUCTS AND SERVICES

                  Section 7.1 Operating Guidelines and Dedicated Resources. The Parties agree that the following general principles and operating guidelines will be applicable to each of the products and services described in this Agreement to be developed or in development by NDC, Medscape or the Parties jointly (including LYTEC 99, LYTEC/Web, and any market research product relating to the Intellect Database) (collectively, the "Products" and "Services"): (a) each of the Parties will assign at least one project manager to the development and deployment of Products and Services; (b) joint senior level management reviews involving representatives from both Parties will be held at least


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monthly during the Term; and (c) each Party shall provide personnel and resources at its sole cost and expense unless otherwise agreed.


                                  ARTICLE VIII
                         DEVELOPMENT OF SPECIFICATIONS;
                       ADDITIONAL TERMS APPLICABLE TO ALL
                             PRODUCTS AND SERVICES.

                  Section 8.1 Development of Product Specifications; Agreement as to Terms. Each Product or Service to be jointly developed pursuant to this Agreement shall be based upon detailed, written Specifications to be mutually agreed by the Parties, as evidenced by written agreements executed by authorized officers of the Parties. Upon such agreement, such Specifications shall be deemed appended to and shall form part of this Agreement, and shall be binding on the Parties for all purposes hereof. Unless and until the relevant Specifications for a proposed Product or Service have been agreed by the Parties, neither Medscape nor NDC shall have any obligation under this Agreement to undertake the development of, or otherwise incur any cost or liability in connection with, any such proposed Product or Service. The Specifications for each such Product or Service shall include, at a minimum, provision for the following, and shall be in addition to any other specific terms expressly provided with respect to such Product or Service in this Agreement:

(a) Business Plan. An initial business plan establishing, among other things, projected funding requirements, allocation of development costs and other expenses, schedule for product development, production and initial product launch, and projected pricing, sales volume and revenue for such Product or Service;

(b) Technical Specifications. A summary of the technical specifications for such Product or Service, including the architectural and graphical design components thereof (including specifications for any Medscape or third party components and integration requirements); and guidelines and specifications, based upon generally accepted technical standards applicable to the computer program and internet industry, pertaining to acceptance testing and performance criteria for the Product or Service;

(c) Marketing and Support Plan. Subject to the general covenants and agreements of the Parties set forth in Article X (Marketing), a marketing and support plan for such Product or Service;

(d) Distribution, Licensing and Exclusivity. Distribution, licensing and exclusivity terms applicable to such Product or Service, including distribution territories, it being


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         acknowledged, however, that the initial distribution territory for the
         Products and Services now contemplated by the Parties will be North America;

(e) Branding. Subject to the general covenants and agreements of the Parties set forth in Article XIII (Branding), the terms on which such Product or Service will be branded;

(f) Economic Rights. The respective economic rights of, or compensation due to, the Parties in connection with the sale, licensing or other distribution of such Product or Service, which may be based, without limitation, on principles of revenue sharing, royalty, or bounty;

(g) Rights on Termination; Restrictions. The respective ownership interests of the Parties in the relevant Product or Service (to the extent applicable), and the respective rights of the Parties in and to such Product or Service, both during the Term and upon any termination or other expiration of this Agreement, which rights may be subject to reasonable restrictions on each Party's right to sell, license or assign its respective interest in such Product or Service to third parties, or reciprocal rights of forced sale or co-sale; and

(h) Licensing of Intellectual Property or Other Proprietary Rights. To the extent the intellectual property or other proprietary rights of a Party are required to be used in connection with any such Product or Service owned or to be owned by the other Party (for example, the use of Medscape's Trademarks and content when the same are required to be integrated in any of NDC's proprietary computer programs), the terms on which such Party's intellectual property or other proprietary rights will be licensed to the other Party.

In the event of any conflict between the terms of this Agreement and the terms of any Specifications subsequently agreed by the Parties, the terms of the Specifications shall be controlling.


                                   ARTICLE IX
                            PREFERRED PARTNER STATUS

                  Section 9.1 Provision by NDC of Electronic Data Interchange Services. Medscape hereby grants to NDC, during the Term, the right of first negotiation to provide, on a product-by-product basis, the clinical data interchange and data management services ("EDI Services") to Medscape in the United States. If, at any time during the Term, Medscape (in this capacity and for this purpose, Medscape is referred to as an "Offering Party") requires EDI Services in the United States from a third party, it shall provide written notice to NDC (in this capacity and for this purpose, NDC is referred to as


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a "Notified Party"). Medscape's notice to NDC shall include a statement that NDC is being offered the right to provide EDI Services to Medscape in the United States, and setting forth the proposed terms and conditions of NDC's provision thereof, including as relates to timing, pricing, content, quality and feature requirements. The provisions of Section 9.3 shall thereafter be applicable.

                  Section 9.2 Provision by Medscape of Clinical Content and Information Services. NDC hereby grants to Medscape during the Term the right of first negotiation to provide Healthcare Clinical Content ("HCC Services") to NDC Healthcare Products in the United States. If, at any time during the Term, NDC (in this capacity and for this purpose, NDC is referred to as an "Offering Party") requires HCC Services with respect to one or more of its Healthcare Products in the United States from a third party, it shall provide written notice to Medscape (in this capacity, and for this purpose, Medscape is referred to as a "Notified Party"). NDC's notice shall include a statement that Medscape is being offered the right to provide HCC Services with respect to the relevant NDC Healthcare Product(s) in the United States, and setting forth the proposed terms and conditions of Medscape's provision thereof, including as relates to timing, pricing, content, quality and feature requirements. The provisions of
Section 9.3 shall thereafter be applicable.

                  Section 9.3 Terms Applicable to Medscape's and NDC's Respective Rights of First Negotiation. Within a reasonable time after delivery of the Offering Party's notice, the Parties shall enter into good faith discussions for a period not to exceed thirty (30) days to determine whether the Notified Party is able to meet the proposed terms and conditions specified in the Offering Party's notice. If the Notified Party determines that it is unable to provide the services requested in the Offering Party's notice on all of the terms and conditions specified in the Offering Party's notice, or the Parties cannot otherwise agree on different or modified terms prior to the end of such thirty (30) day period, then either Party may elect by written notice to the other to discontinue further discussions. From the date on which the Offering Party gives notice to the Notified Party of the Offering Party's proposed terms and conditions until the end of the foregoing thirty (30) day period (or, if earlier, the date on which either Party gives notice that discussions are to be discontinued), the Offering Party covenants and agrees that it shall not enter into any discussions with, or make any offer to, any third party with respect to the provision of the services specified in the Offering Party's notice. If no agreement can be reached by the Parties by the end of the foregoing thirty (30) day period, the Offering Party shall have the right, without any further obligation to the Notified Party hereunder, to seek the services of and to retain any third-party provider of the services specified in the Offering Party's notice.

                                    ARTICLE X
                         MARKETING, PROMOTION, SUPPORT.

                  Section 10.1 General Marketing, Promotional and Support Responsibilities. During the Term, each of the Parties covenants and agrees to exercise its reasonable, good faith commercial efforts to market and promote the products and services of the other, as well as the Products and/or Services developed or to be developed pursuant to this Agreement. The Parties further covenant and agree that they shall cooperate in good faith to develop and agree upon a detailed, coordinated marketing and support plan for each of such Products or Services, which shall include a designation of marketing, sales, installation, and customer support responsibilities. Unless otherwise agreed by the Parties, all costs and expenses relating to a Party's marketing and promotional responsibilities under this Agreement shall be borne exclusively by such Party. Without limiting the generality of the foregoing, the Parties agree that, during the term:

(a) Medscape shall market and promote LYTEC 99, LYTEC/Web and NDC Connect to its registered physician members with direct links from Medscape Websites to NDC's demonstration and processing website, and NDC shall market and promote LYTEC 99 and LYTEC/Web to all 15,000 of LYTEC's current licensed sites (which sites support approximately 30,000 users);

(b) NDC shall market and promote Medscape and its products and services to its existing customer base (including NDC's network of pharmacists and third-party value-added resellers), and shall exercise good faith, commercially reasonable efforts to promote Medscape's proprietary clinical content to other distributors of physician practice management software which market NDC's EDI Services; and

(c) NDC and Medscape will jointly market LYTEC 99, LYTEC/Web, NDC Connect, NDC Assist, Medscape and an internet service provider to both Parties' prospective customers.

                  Section 10.2 Agreement as to Specific Marketing Plans. In furtherance of the foregoing Section 10.1, the Parties shall agree upon marketing plans at the beginning of each year of the Term, including provisions as to timing, budget, and scope, which plans shall upon agreement by the Parties be deemed incorporated in this Agreement by reference. On or before the date which is thirty (30) days after the Effective Date, the Parties shall cooperate in good faith and shall agree upon a marketing plan for the initial one-year period following the Effective Date.

                                   ARTICLE XI
                  FEES; NDC DISTRIBUTION COMMISSION; REPORTING.

                  Section 11.1 Fees; Payments. The Parties acknowledge and agree that the payments, commissions, fees and credits set out in Exhibit 11.1 attached hereto shall be applicable to the transactions contemplated in this Agreement and the relationships being established hereby and by the Stock Purchase Agreement.

                  Section 11.2 Payment Terms; Taxes. All payments due by a Party to the other Party under this Article XI are stated and payable in U.S. dollars and shall be paid to such account and using such means as the Parties shall from time to time notify each other in writing. Amounts subject to NDC Distribution Commissions and received by Medscape during each Medscape Reporting Period shall be paid to NDC within thirty (30) days after the end of such Medscape Reporting Period, but only to the extent that amounts due and owing to NDC in any such Medscape Reporting Period actually exceed the amount of any outstanding credit allocable to the advance payment of NDC Distribution Commissions as provided in
Exhibit 11.1. Each such payment shall be accompanied by a copy of the report specified in Section 11.3. Amounts subject to EDI Services Commissions and received by NDC during each NDC Reporting Period shall be paid to NDC within thirty (30) days after the end of such NDC Reporting Period. Each such payment shall be accompanied by a copy of the report specified in Section 11.5.

                  Section 11.3 Reporting by Medscape for purposes of Calculating NDC Distribution Commissions. Within thirty (30) days after the end of each calendar quarter during the Term (each such quarterly period a "Medscape Reporting Period" with the first such Medscape Reporting Period to end on the last day of the first full calendar quarter to occur after any amounts subject to NDC Distribution Commissions are first received by Medscape), Medscape shall send a statement to NDC summarizing, and certifying as to, the information used by Medscape to calculate the NDC Distribution Commissions payable to NDC for such Medscape Reporting Period in order to confirm the actual amounts received or projected to be received by Medscape during the applicable Medscape Reporting Period for each category in respect of which an NDC Distribution Commission is payable as provided in Exhibit 11.1.

                  Section 11.4 Audit Rights. Medscape will maintain for at least three (3) years its records, contracts and accounts relating to each transaction in respect of which an NDC Distribution Commission is payable by Medscape hereunder, and will permit examination not more frequently than once per calendar year of that information upon reasonable request and during normal business hours by NDC and/or an independent auditor reasonably acceptable to both Parties, who shall agree to be bound by the confidentiality obligations set forth in Article XIV (an "Independent Auditor"). In addition, NDC shall be entitled annually to appoint an Independent Auditor to audit the books of account of Medscape, at NDC's expense, during normal business hours, with at least two weeks' prior notice. If during the course of such audit, it is discovered that Medscape has underpaid NDC by an amount in excess of five percent (5%) of the amount determined to be due for the audited period, then the cost of such audit shall be borne by Medscape. Furthermore, any error discovered by the Independent Auditor shall be promptly remedied by Medscape after receipt of notice from NDC.

                  Section 11.5 Reporting by NDC for purposes of Calculating EDI Services Commissions. Within thirty (30) days after the end of each calendar quarter during the Term (each such quarterly period an "NDC Reporting Period" with the first such NDC Reporting Period to end on the last day of the first full calendar quarter to occur after any amounts subject to EDI Services Distribution Commissions are first received by NDC), NDC shall send a statement to Medscape summarizing, and certifying as to, the information used by NDC to calculate the EDI Services Commissions payable to Medscape for such NDC Reporting Period in order to confirm the actual amounts received or projected to be received by NDC during the applicable NDC Reporting Period for each category in respect of which an EDI Services Commission is payable as provided in Exhibit 11.1.

                  Section 11.6 Audit Rights. NDC will maintain for at least three (3) years its records, contracts and accounts relating to each transaction in respect of which an EDI Services Commission is payable by NDC hereunder, and will permit examination not more frequently than once per calendar year of that information upon reasonable request and during normal business hours by Medscape and/or an Independent Auditor. In addition, Medscape shall be entitled annually to appoint an Independent Auditor to audit the books of account of NDC, at Medscape's expense, during normal business hours, with at least two weeks' prior notice. If during the course of such audit, it is discovered that NDC has underpaid Medscape by an amount in excess of five percent (5%) of the amount determined to be due for the audited period, then the cost of such audit shall be borne by NDC. Furthermore, any error discovered by the Independent Auditor shall be promptly remedied by NDC after receipt of notice from Medscape.


                                   ARTICLE XII
                          INTELLECTUAL PROPERTY RIGHTS

                  Section 12.1 NDC Owned Materials. NDC owns all copyright and other proprietary rights in its intellectual property (including the Intellect Database, LYTEC, LYTEC 99 and LYTEC/WEB, all other extensions and derivative works thereof created solely by NDC), all of the other materials NDC licenses or otherwise supplies or makes available to Medscape under this Agreement, including all NDC Healthcare Products (but subject to Medscape's rights to any Medscape Materials integrated therein), other computer programs, and all of NDC's content and its Trademarks (including as may be integrated in any Medscape Website), (the foregoing, collectively, the "NDC Materials").

Subject to the grants of license and assignments of ownership rights made pursuant to this Agreement, NDC retains sole and exclusive ownership of all right, title and interest in and to the NDC Materials and all copies thereof.

                  Section 12.2 Medscape-Owned Materials. Medscape owns all copyright and other proprietary rights in all of its intellectual property and all of the materials Medscape licenses or otherwise supplies or makes available to NDC under this Agreement, including all Medscape Websites, all computer programs, all Medscape Content, Medscape's Trademarks (including as may be integrated in LYTEC 99, LYTEC/WEB and any NDC Healthcare Products), and customer and professional data (all of the foregoing, collectively, the "Medscape Materials"). Subject to the grants of license and assignments of ownership rights made pursuant to this Agreement, Medscape retains sole and exclusive ownership of all right, title and interest in and to the Medscape Materials and all copies thereof

                  Section 12.3 Shared Materials. Each Party shall contribute materials pursuant to this Agreement which are to be used jointly throughout the Term (collectively, the "Shared Materials"). Except as provided to the contrary in Section 12.4 as to Jointly Developed Products or as otherwise agreed by the Parties in any applicable instance (and then only to the extent agreed by the Parties), each Party retains ownership of whatever material that Party contributed to the Shared Materials pursuant to this Agreement both during the Term and thereafter, and each Party may re-implement or otherwise use its respective portion of the Shared Material both during and after the Term. Under no circumstances will either Party use after the Term any portion of the Shared Materials that the other Party contributed to the Shared Materials.

                  Section 12.4 Ownership of Jointly Developed Product; Related Rights. Medscape and NDC shall agree in advance as to ownership of Jointly Developed Products pursuant to Section 6.1. The Parties agree to assist each other in making such filings, and preparing such information, as may be required to register and protect any intellectual property rights in the Jointly Developed Products.

                  Section 12.5 Trademarks and Uniform Resource Locators ("URLs"). Medscape owns all rights in its Trademarks and URLs, and NDC owns all rights in its Trademarks and URLs.

                                  ARTICLE XIII
                TRADEMARKS; COPYRIGHT NOTICES; BRANDING; CONTENT

                  Section 13.1 Branding of Joint Products. The Parties intend and agree that NDC and Medscape will each receive prominent branding for the Jointly Developed Products.

                  Section 13.2 Incorporation of Marks. Medscape and NDC shall incorporate the other's Trademarks as they may mutually agree in good faith, provided that each of Medscape and NDC shall comply with such restrictions and requirements as may be notified to it from time to time by the other with respect to the use of the same. Neither Party shall incorporate the other's Trademarks without first submitting a sample of the use to the Trademark owner and obtaining written consent.

                  Section 13.3 Mutual Covenants as to Marks and Notices. NDC covenants and agrees that it shall not knowingly delete any Trademarks or copyright notices of Medscape or any of its Affiliates, or otherwise use without Medscape's consent any of Medscape's or its Affiliates' Trademarks or other identifiers in any manner other than as is expressly provided by this Agreement. Medscape covenants and agrees that it shall not knowingly delete any Trademarks or copyright notices of NDC or its Affiliates, or otherwise use without NDC's consent any of NDC's or its Affiliates' Trademarks or other identifiers in any manner other than as is expressly provided by this Agreement. If either Party for any reason deletes or causes the deletion of any Trademark or copyright notice of the other Party or any of its Affiliates, such Party shall, upon notice by the affected Party, promptly take such reasonable remedial actions as the affected Party may request.

                  Section 13.4 Editorial and Artistic Control. Medscape will have exclusive editorial and artistic control over the selection of any of its intellectual property or other proprietary materials (including Trademarks and Medscape Content) integrated or appearing in any of the Products or Services developed or to be developed under this Agreement, and the determination of the design and look and feel of all visual elements relating to such proprietary materials (including any in-context, integrated links to any Medscape Website from within any such Products). NDC will have exclusive editorial and artistic control over the selection of any of its intellectual property and other proprietary materials (including Trademarks and content) integrated or appearing in any of the Products or Services developed or to be developed under this Agreement, and except as provided in the immediately following sentence and the provisos thereto, the determination of the design and look and feel of all visual elements relating to such proprietary materials. Medscape shall have the right, in its discretion, to determine the visual elements, the placement, and the design and look and feel, of such of NDC's proprietary materials as may appear or be integrated in any Medscape Website, provided that Medscape shall have no right to request the alteration or other modification of any of NDC's Trademarks, and provided further, that NDC shall have the right to approve any such determination (which shall not be unreasonably withheld or delayed).


                                   ARTICLE XIV
                          CONFIDENTIALITY; NON-COMPETE

                  Section 14.1 Confidentiality Obligations. Each Party acknowledges that it and its subcontractors (if any) have had prior to the Effective Date, and in performing its obligations under this Agreement, it and its subcontractors (if any) will have access to or be directly or indirectly exposed to Confidential Information. Except as may be required to comply with any valid legal requirement, each Party covenants and agrees that it shall hold confidential all Confidential Information and shall not use or disclose such Confidential Information without the express consent of the disclosing Party. Each Party shall take reasonable measures and efforts to provide protection for the disclosing Party's Confidential Information, including measures at least as strict as those the receiving Party uses to protect its own Confidential Information. Such measures will include requiring employees and any independent contractors to sign a non-disclosure agreement before obtaining access to the disclosing Party's Confidential Information. The confidentiality obligations of the Parties shall survive any termination or other expiration of this Agreement.

                  Section 14.2 Confidential Information. "Confidential Information" means information in the possession or under the control of a Party relating to a Party's technical, marketing, product and business affairs, including customer, prospect, price, and other proprietary and trade secret information, whether oral, graphic, written, electronic or in machine readable form, and includes all computer programs (and source code therefor). Confidential Information shall also include all proposals, plans, programs, analyses, compilations, forecasts, studies or other documents prepared by a Party or by them jointly relating to the subject matter of this Agreement (including as relates to product development and deployment). In the case of Medscape, Confidential Information includes the Medscape Content, member information and other customer and user information, including any information pertaining to usage of Medscape Websites. Confidential Information does not include information which (A) was known to the receiving Party or in the public domain before disclosure; (B) becomes part of the public domain after disclosure by a publication or other means except by a breach of this Agreement by the receiving Party, (C) was received from a third party under no duty or obligation of confidentiality to the disclosing Party, or (D) was independently developed by the receiving Party without reference to Confidential Information. Upon termination or other expiration of this Agreement, all Confidential Information disclosed by a Party to a receiving Party will be returned to the disclosing Party or, upon the request of the disclosing Party, will be promptly destroyed and certified as destroyed by the receiving Party. The disposition of Confidential Information in which both of the Parties have proprietary or other rights shall be determined by the Parties in good faith upon termination or expiration of this Agreement.

                  Section 14.3 Exclusivity; Non-Competition Covenants as to NDC. NDC hereby agrees for itself and on behalf of its Affiliates, that it shall not independently or in connection with any other Person, directly or indirectly until the end of the Term integrate NDC Connect or NDC Assist into any Healtheon/WebMD service.

                  Section 14.4 Exclusivity; Non-Competition Covenants as to Medscape. Medscape hereby agrees for itself and on behalf of its Affiliates, that it shall not independently or in connection with any other Person, directly or indirectly until the end of the Term:

(i) integrate any of Medscape's proprietary content in any Quintiles/Envoy service (other than Quintiles business as a clinical research organization, providing clinical trials services, goods, and support to the pharmaceutical industry and other organizations involved medical research) or in IMS Health; or

(ii) integrate Healtheon/WebMD EDI services into Medscape Web Sites. Notwithstanding the foregoing, Medscape retains the right to license its content to any other third party.

                  Section 14.5 Acknowledgment; Construction; Severability. Each Party acknowledges that the other's business, insofar as its relates to provision of content and services over the World Wide Web of the internet, is global in scope, and that, accordingly, competition with such other Party's business is possible from nearly every part of the world. Each Party further acknowledges and agrees that the restrictions set forth in Section 14.3 as to NDC and Section 14.4 as to Medscape are reasonable in scope and duration and are necessary to protect, and to enable the other to receive the anticipated benefits of this Agreement and the arrangements contemplated hereby. The Parties agree that, if any of the length of time, the geographical area, the scope or another parameter of the restrictions set forth in either or both of the foregoing Sections 14.3 and 14.4 above is deemed to be unlawfully restrictive by a court of competent jurisdiction, such provision shall be deemed to be amended and shall be construed by such court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  Section 14.6 Specific Performance. The Parties recognize that the performance of the obligations by the Parties of their respective obligations under this Article XIV is special, unique and extraordinary in character. In addition to such other rights and remedies as a non-breaching Party may have at equity or in law with respect to any breach of this Agreement, if a Party commits a breach of any of the provisions of this Article XIV, the non-breaching Party shall have the right and remedy to have such provisions specifically enforced by any court of competent jurisdiction or to enjoin the breaching Party from performing any act being taken by the breaching Party in violation of this Article XIV, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the non-breaching Party, its business, proprietary marks and brands, and the goodwill associated therewith and that money damages will not provide an adequate remedy to the non-breaching Party.


                                   ARTICLE XV
             REPRESENTATIONS, WARRANTIES, COVENANTS, AND INDEMNITIES

                  Section 15.1 NDC. NDC represents, warrants, and covenants (for itself, and in the case of Section 15.1(b), for and on behalf of NDCHIS) to Medscape as follows:

                  (a) NDC has full authority to enter into this Agreement, and the person signing on behalf of NDC is authorized to sign on NDC's behalf;

                  (b) the license between NDC Health Information Services (Arizona) Inc., a wholly-owned subsidiary of NDC ("NDCHIS"), and the American Medical Association, dated as of January 1, 1998 (the "AMA License")(a true, complete and accurate copy of which has been previously provided to Medscape) is in full force and effect. Neither NDCHIS nor NDC is in breach or default, and upon giving effect to the AMA Sublicense, will not be in breach or default, of any of the material terms and conditions thereof. Upon receipt of AMA's consent to the terms of the AMA Sublicense (if required), NDCHIS will have the right and authority under the terms of the AMA License to sublicense its rights under the AMA License to Medscape pursuant to the terms of the AMA Sublicense. The terms of the AMA Sublicense do and shall comply in all respect with the terms or conditions specified with respect thereto in the AMA License, and upon execution of the AMA Sublicense by Medscape and NDCHIS, Medscape will be a duly authorized sublicensee of NDCHIS, in accordance with and subject to the terms thereof and the AMA License.

                  (c) NDC is the owner, or has the right to use, license, reproduce, and distribute all materials and methodologies, including computer programs, used, licensed or supplied by NDC to Medscape;

                  (d) NDC has the right to authorize Medscape to use, all materials supplied or licensed by NDC to Medscape pursuant to this Agreement;

                  (e) none of the materials that NDC supplies pursuant to this Agreement infringes or will infringe any copyright, patent, Trademark, trade secret or other third party proprietary right; and

                  (f) NDC will comply with all applicable and material federal, state, and local laws and regulations in the performance of its obligations under this Agreement, including laws concerning the encryption and import/export of software products.


                  Section 15.2 Medscape. Medscape represents, warrants, and covenants to NDC:

                  (a) Medscape has full authority to enter into this Agreement, and the person signing on behalf of Medscape is authorized to sign on Medscape's behalf;

                  (b) Medscape is the owner, or has the right to use, reproduce, and distribute all materials and methodologies, including computer programs used or supplied by Medscape to NDC in connection with this Agreement;

                  (c) Medscape has the right to authorize NDC to use all materials supplied or licensed by Medscape to NDC pursuant to this Agreement;

                  (d) none of the materials that Medscape supplies to NDC pursuant to this Agreement infringes or will infringe any copyright, patent, Trademark, trade secret, or other third party proprietary right; and

                  (e) Medscape will comply will all applicable and material federal, state and locals laws and regulations in the performance of its obligations under this Agreement, including any applicable laws concerning the encryption and import/export of software products.

                  Section 15.3 Indemnification. Each Party agrees to defend and indemnify the other Party, its directors, officers, employees, and agents against any claim, demand, suit, debt, liability, or costs, including reasonable attorney's fees ("Losses"), to the extent that it is based on a claim that: (a) constitutes a breach of the indemnifying Party's warranties, representations, and undertakings in this Article XV; or (b) arises out of the gross negligence or willful misconduct of the indemnifying Party in connection with this Agreement; provided, however, that neither Party shall have any liability for the breach of any representation or warranty, unless the aggregate of all Losses for which the indemnifying party would, but for this proviso, be liable, exceeds on a cumulative basis Two Hundred and Fifty Thousand Dollars ($250,000) Dollars. Notwithstanding the foregoing:

(x) NDC shall indemnify, defend and hold harmless Medscape for any Loss relating to claims asserted by third parties with respect to any breach of the representations and warranties contained in Section 15.1(a),
         (b), (c), (d) and (e), regardless of whether the $250,000 threshold has been met;

(x) Medscape shall indemnify, defend and hold harmless NDC for any Loss relating to claims asserted by third parties with respect to any breach of the representations and warranties contained in Section 15.2(a),
         (b), (c) and (d), regardless of whether the $250,000 threshold has been met;

(y) neither Party shall be liable to the other for Losses exceeding in the aggregate the sum of Ten Million Dollars ($10,000,000); provided that NDC's liability to Medscape for Losses relating to claims asserted by third parties with respect to any breach of the representations and warranties contained in Section 15.1(a), (b), (c), (d) and (e) shall not be so limited, and provided further that Medscape's liability to NDC for Losses relating to claims asserted by third parties with respect to any breach of the representations and warranties contained in Section 15.2(a), (b), (c) and (d) shall not be so limited.

                  Section 15.4 Indemnification Procedures. The Party claiming indemnification pursuant to Section 15.3 shall notify the other Party promptly of the claim. The indemnified Party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying Party controls the defense and all negotiations relative to any settlement and further provided that any settlement intended to bind the indemnified Party is not final without the indemnified Party's consent.

                  Section 15.5 Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED IN SECTION 15.3, THE CUMULATIVE LIABILITY OF EITHER PARTY FOR ALL CLAIMS RELATING TO, ARISING UNDER, OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED $10,000,000 (TEN MILLION UNITED STATES DOLLARS). NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) INCLUDING LOSS OF REVENUE, LOSS OF DATA, OR ANTICIPATED PROFITS OR LOST BUSINESS.


                                   ARTICLE XVI
                              TERM AND TERMINATION

                  Section 16.1 Term. This Agreement will begin on the date signed by both of the Parties, with effect as of Effective Date and, unless sooner terminated, shall continue until the date which is three (3) years from the Effective Date (the "Initial Term", and together with any subsequent extension or renewal hereof as may be agreed by the Parties, the "Term").

                  Section 16.2 Termination for Breach. Either Medscape or NDC may terminate this Agreement on thirty (30) days' notice if the other materially breaches any of its obligations hereunder unless the breach is cured within the thirty (30) day period. Either Party may terminate this Agreement or revert any of the licenses granted to the other Party hereunder effective immediately upon written notice if the other Party breaches any of its obligations under Article XIV (Confidentiality; Non-Compete).

                  Section 16.3 Bankruptcy and Related Events. Notwithstanding the provisions of Section 16.2, either Party may terminate this Agreement, effective immediately upon written notice, if (a) all or a substantial portion of the other Party's assets are transferred to an assignee for the benefit of creditors or to a receiver or trustee in bankruptcy; (b) a proceeding is commenced by or against the other Party for relief under the bankruptcy or similar laws and such proceeding is not dismissed within thirty (30) days; or
(c) the other Party is adjudged bankrupt or insolvent.

                  Section 16.4 Obligations Upon Termination or Expiration. Upon termination or expiration of this Agreement, (a) NDC shall immediately return to Medscape all copies of the Medscape Confidential Information in NDC's possession or control; and (b) Medscape shall immediately return to NDC all copies of the NDC Confidential Information. In addition, each Party shall promptly pay to the other Party any and all amounts due and owing by such Party to such other Party for all periods up to and including the date of termination or expiration.

                  Section 16.5 Survival. The provisions of Section 11.4, Section 11.6, Article XII, Article XIII, Section 14.1, Section 14.2, Section 14.6,
Section 15.3, Section 15.4, Section 15.5, Section 16.4, Section 17.8, and any other provision of this Agreement necessary for the interpretation of any of the foregoing shall survive the termination or expiration of this Agreement.


                                  ARTICLE XVII
                               GENERAL PROVISIONS

                  Section 17.1 No Joint Venture Created. Nothing in this Agreement shall be construed so as to constitute NDC and Medscape as joint venturers, partners, or agents of each other, and neither NDC nor Medscape shall have the power to obligate or bind the other in any way whatsoever.

                  Section 17.2 Entire Agreement. This Agreement constitutes the complete agreement between the Parties and supersedes all other agreements, promises, representations, and negotiations, whether written or oral, between the Parties regarding the subject matter of the Agreement. No amendment of this Agreement shall be valid or take effect unless it is in writing and signed by all the Parties.

                  Section 17.3 Assignment. Neither Party may assign this Agreement (in whole or in part) or any of its rights or obligations hereunder without the written consent of the other. Any assignment in violation of this provision will be null and void.

                  Section 17.4 Waiver. No waiver of any term or condition or of any breach of this Agreement or of any part of it, shall be deemed a waiver of any other term or condition or of any later breach of the Agreement or of any part of it.

                  Section 17.5 Notices. Any notice, consent, approval or disapproval, required or permitted under this Agreement, including any change to this Section 17.5, shall not be valid unless in writing and shall be given either: (i) personally; (ii) by nationally-recognized express courier service,
(iii) by certified mail, return receipt requested, or (iv) by fax (with copy via any means specified in (i), (ii) or (iii)), in each case, at the following addresses or telephone and fax numbers:

         If to Medscape:

                  Medscape, Inc.
                  134 W. 29th Street
                  New York, New York 10001-5399
                  Attn: Paul Sheils
                  Phone: (212) 760-3200
                  Fax: (212) 265-9228

                  with a copy to:

                  Patterson, Belknap, Webb & Tyler LLP
                  1133 Avenue of the Americas
                  New York, New York 10036
                  Attn: John P. Schmitt
                  Phone: (212) 336-2849
                  Fax: (212) 336-2222

         If to NDC:

                  National Data Corporation
                  National Data Plaza
                  Atlanta, Georgia 30329
                  Attention: Walter M. Hoff

                  Tel: (404) 728-2988
                  Fax: (404) 728-2947

                  with a copy to:

                  National Data Corporation
                  National Data Plaza
                  Atlanta, Georgia 30329
                  Attention: Corporate Secretary
                  Tel: (404) 728-2000
                  Fax: (404) 728-2990

Notices shall be deemed effective upon receipt or upon refusal to accept receipt documented by the U.S. Postal Service or nationally recognized courier service.

                  Section 17.6 Force Majeure. Neither Party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed, restricted, or prevented by reason of any act of God or government, fire, natural disaster, labor stoppage, the failure of necessary power systems or connections, or any other act or condition beyond the reasonable control of the Parties, provided that the Party so affected uses its commercially reasonable efforts to avoid or remove the causes of non-performance and continues performance immediately after those causes are avoided or removed. Notwithstanding this provision, any delay that exceeds (2) two months shall entitle the Party whose performance is not affected by the relevant event of force majeure to terminate the Agreement upon written notice to the other Party.

                  Section 17.7 Publicity. A Party may use the name of the other Party in press releases, sales material and literature only with the written consent of the other Party. Neither Party may make any public statement or issue any press release regarding the subject matter of this Agreement (including as relates to new products or product launches) without the written approval of the other Party.

                  Section 17.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York and of the United States, without regard to their conflicts of laws provisions. Any controversy or proceeding arising out of or related to this Agreement shall be brought in the federal or state courts in the State and County of New York. The Parties expressly submit to personal jurisdiction and venue in any of those courts and will not object to such jurisdiction on the ground of forum non conveniens or otherwise.

                  Section 17.9 Including. The word "including" shall mean "including without limitation" and "include(s)" shall mean "include(s)" without limitation"

                  Section 17.10 Schedules and Exhibits. The Exhibits hereto are an integral part of this Agreement, and any reference herein to this Agreement shall be deemed to mean and include a reference to such Exhibits, as may be supplemented, modified, restated or amended from time to time. The Parties agree that each such Exhibit is hereby incorporated in this Agreement by reference, and shall have the same force and effect as if fully set forth in the body hereof.

                  Section 17.11 Captions. Headings and captions throughout this Agreement are for convenience only and should not be considered part of the Agreement.

                  Section 17.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

                  Section 17.13 Right of Offset. Medscape shall have the right to offset against any and all amounts due and owing by Medscape to NDC hereunder any and all amounts due by NDC to Medscape hereunder. NDC shall have the right to offset against any and all amounts due and owing by NDC to Medscape hereunder any and all amounts due by Medscape to NDC hereunder.



              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered on its behalf, as of the date and year first written above, by its duly authorized representative.


                                             MEDSCAPE INC.


                                             By:
                                                  --------------------
                                                  Name:
                                                  Title:


                                             NATIONAL DATA CORPORATION


                                             By:
                                                  --------------------
                                                  Name:
                                                  Title:

                                                              EXHIBIT 2.1(a)-1
                                                                     to
                                                                 License and
                                                             Product Development
                                                                  Agreement


                                  INTELLECT Q&A
                                PRODUCT OVERVIEW

         Intellect Q&A allows Medscape to access Practitioner Level Detailing from the NDC Intellect databases via a web or EICS Client Server deployment. Users are able to select from a list of pre-written queries/reports and set specific parameters within each report using a Windows-based, point-and-click interface.

         Through Intellect Q&A, Medscape has access to NDC Health Information Services multi-terabyte retail prescription database. This database will significantly aid Medscape in the targeting of Physicians as well as profiling their writing patterns for up to a full 24 month window. The Intellect repository is loaded with over 2.4 Billion prescriptions, collected from approximately 36,000 pharmacies, and covering over 225,000 product variations, and 1.2 million prescribers.

INTELLECT DELIVERABLE

         The Intellect Q&A application comes complete with access to: geographic level data and analysis, detailed level data subset of Practitioner Database (requires contract with data agent), and subset of the Drug Database. Client to furnish the Internet browser IE v3.02 or IE v4.01 for web based implementations, NDC to furnish OLAP/EIS tool for Client Server implementations.

         Intellect Q&A Physician Detailing application comes complete with 17 predefined reports as well as capabilities to create Medscape specific Reports, Templates, and Filters, thus providing unique combinations of reporting to support ongoing initiatives.

         Intellect Q&A User Manual

         Initial Intellect Q&A system training (2 Days)

         Intellect Q&A EIS implementation (if needed)

         2 Intellect Q&A user Logon ID's and 2 MicroStrategy software licenses

Note:

         Service is restricted to data which Medscape has purchased already from NDC. Contracting for additional data elements outside the terms of the clients data contract is covered in Additional Fees listed below.

INTELLECT PRE-DEFINED PRESCRIBER REPORTS

Lookup: Prescriber Lookup

Class / Specialty: Prescriber List

Class: Region Product Summary

Class: Specialty Summary

Class: State Product Summary

Class: Top 100 Prescribers

Class: Zip Product Summary

Prescriber/Product: Month Summary

Prescriber: Month Summary

Product / Specialty: Prescriber List

Product / State/ Plan : Month Summary

Product / State: Month Summary

Product / State: Pay Type Month Summary'

Product / Zip: Month Summary

Product : Region Summary

Product: Specialty Summary

Product: Top 100 Prescribers

USAGE

         The Medscape price is based on 2 user ID's and a maximum of 5 hours processing time per query, 12,000 row limit per query and 3 simultaneous queries running per user. System usage will be captured in terms of server DSS processing seconds, Medscape will not be accountable for system "Wall Time". Medscape will be allocated 108,000 server DSS seconds per month.


SERVICE PARAMETERS

         In providing Intellect Q&A to Medscape, NDC Health Information Services is committed to delivering the highest level of service and quality. To meet these service level goals, NDC has established the following basic service level parameters:

         Intellect Q&A will be available on a 5X16 basis (5 days a week, Monday
         - Friday, 16 hours.

         NDC and Medscape will identify and designate one point of contact to work through customer requests, comments, training issues, installation issues, product enhancements, and general questions.

         NDC will track Medscape usage at the report level. All product usage will be reported in terms of server DSS utilization seconds.

TRAINING

         Price includes 2 day of onsite training and materials in Medscape's New York offices.

ADDITIONAL FEES

Additional User Fee

         Intellect Q&A has been priced for usage by 2 Medscape users, for each additional user, an additional charge of $5,000 will be assessed per year. The "additional per user fee" covers the use and maintenance of the NDC Health Information Services' proprietary Intellect Q&A application, the associated service level, product support, and DSS software licensing.

         The following components are included in the "additional per user fee:"

         MicroStrategy software license (DSS Server and DSSWeb or DSS Agent)

         MicroStrategy yearly software maintenance

         Intellect Q&A processing capacity to support 5X16 availability

         Intellect Q&A application (includes interface and predefined analysis folders and reports)

         Initial one (2) day basic user training and materials

         Intellect Q&A is a subscription-based service that is driven off of NDC's Intellect data warehouse infrastructure. The use our sophisticated relational decision support architecture mitigates the need for our clients to build, house and maintain an expense and cost prohibitive infrastructure of their own. The "additional per user fees" allows NDC Health Information Services to deliver cost effective business intelligence to our clients.

Additional CPU Seconds

         Medscape will be accessed $1 US for every server DSS second over the established threshold. NDC will be accountable for usage monitoring and reporting to client.

Additional Services

         Medscape can elect to contract with NDC Health Information Services for additional Physician Detailing services including Behavioral Segmentation, Early Adopters Studies, and Quintiling/Deciling. Each service will be priced independently at NDC Health Information Services most favorable partner pricing.

                                                                   APPENDIX A
                                                                       to
                                                                Exhibit 2.1(a)-1



                        INTELLECT Q&A REPORT DESCRIPTIONS


LOOKUP ANALYSES

CLASS LIST

         Returns a list of all Classes.

CLASS: PRODUCT LIST

         Returns a list of NDC's for the selected Class.

NATIONAL: PLAN LIST

         Returns a list of Health Plans that are affiliated with the selected National Plan.

PBM: PLAN LIST

         Returns a list of Health Plans that are affiliated with the selected
PBM.

PRESCRIBER LOOKUP

         Returns a Prescriber list based on the First Name, Last Name and State entered.

PRODUCT: NDC LOOKUP

         Returns NDC, package size, generic name, and manufacturer code for the selected drug name.

PRODUCT: NAME LOOKUP

         Returns Drug name, package size, generic name and manufacturer code for the entered NDC.

MARKET ANALYSES

CLASS: NATIONAL PAYER SUMMARY

         Returns Rx values for all National Payers for the selected Class and Time period.

CLASS: PBM SUMMARY

         Returns Rx values for all PBM's for the selected Class and Time period.

CLASS: PLAN SUMMARY

         Returns Rx values for all Health Plans for the selected Class and Time period.

CLASS: PRODUCT MONTH SUMMARY

         Returns Rx values by Product for selected Class and Time period.

CLASS: PRODUCT SHARE

         Returns Rx shares by Product for selected Class and Time period.

CLASS: PRODUCT TRX COUNT

         Returns TRx Count by Product for the selected Class and Time period.

CLASS: PRODUCT TRX SHARE

         Returns TRx Share by Product for the selected Class and Time period.

CLASS: SUMMARY

         Returns Rx values for the selected Class and Time Period.

PRESCRIBER: CLASS SUMMARY

         Returns all Product Rx values for the selected Class, Time period and Prescriber ID.

PAYER ANALYSES

CLASS / PLAN: MONTH CHART

         Returns TRx count by month for the selected Class, Plan and Time period.

CLASS / PLAN: MONTH SUMMARY

         Returns Rx values for the selected Plan, Class and Time period.

CLASS / PLAN: PRESCRIBER LIST

         Returns Rx values for all Prescribers for the selected Class, Plan, Time period and Specialty.

CLASS: PAYMENT TYPE MONTH SUMMARY

         Returns Rx values by Payment Type (Cash, Medicaid, 3rd Party) for the selected Class and Time period.

CLASS: TRX PAYMENT TYPE

         Returns TRx Share by Payment Type (Cash, Medicaid, 3rd Party) for the selected Class and Time period.

NATIONAL /PRODUCT: PLAN SUMMARY

         Returns Rx values by affiliate Health Plan for the selected National Plan, Product and Time period.

NATIONAL: PLAN SUMMARY

         Returns Rx values for all Health Plans that are affiliates of the selected National Plan.

NATIONAL: PRODUCT SUMMARY

         Returns Rx values by Product for the selected National Plan and Time period.

PBM/PRODUCT: PLAN SUMMARY

         Returns Rx values by affiliate Health Plan for the selected PBM, Product and Time period.

PBM: AFFILIATE PLAN SUMMARY

         Returns Rx values for all Health Plans that are affiliates of the selected PBM.

PBM: PRODUCT SUMMARY

         Returns Rx values by Product for the selected PBM and Time period.

PLAN: CLASS SUMMARY

         Returns Rx values for the selected Health Plan, Class and Time period.

PLAN: MONTH SUMMARY

         Returns Rx values for all products (summarized) for the selected Health Plan and Time period

PLAN: PRODUCT SUMMARY

         Returns Rx values by product for the selected Plan and Time period.

PRESCRIBER / CLASS: PLAN LIST

         Returns Rx values for all Health Plans for the selected Product, Prescriber and Time period.

PRESCRIBER / PRODUCT: PLAN LIST

         Returns Rx values for all Health Plans for the selected Product, Prescriber and Time period.

PRESCRIBER: PLAN LIST

         Returns Rx values by Plan for all products for the selected Prescriber and Time Period.


PAYER ANALYSES

PRODUCT / PLAN: MONTH CHART

         Returns TRx count by month for the selected Product, Plan and Time period.

PRODUCT / PLAN: MONTH SUMMARY

         Returns Rx values for the selected Plan, Product and Time period.

PRODUCT / PLAN: PRESCRIBER LIST

         Returns Rx values for all Prescribers for the selected Product, Plan, Time period and Specialty.

PRODUCT: ALL PLANS

         Returns Rx values for all plans for the selected Product and Time period.

PRODUCT: PAYMENT TYPE MONTH SUMMARY

         Returns Rx values by Payment Type (Cash, Medicaid, 3rd Party) for the selected Product and Time period.

PRODUCT: TRX PAYMENT TYPE

         Returns TRx Share by Payment Type (Cash, Medicaid, 3rd Party) for the selected Product and Time period.

PRESCRIBER ANALYSES

CLASS / SPECIALTY: PRESCRIBER LIST

         Returns Rx values by Prescriber for the selected Class, Time period and Specialty.

CLASS: SPECIALTY SUMMARY

         Returns Rx values and Prescriber Counts by Specialty for the selected Class and Time period.

CLASS: TOP 100 PRESCRIBERS

         Returns Rx values for the Top 100 Prescribers for the selected Class and Time period.

PRESCRIBER/PRODUCT: MONTH SUMMARY

         Returns Rx values for the selected Prescriber, Product and Time period.

PRESCRIBER: MONTH SUMMARY

         Returns Rx values by Product for the selected Prescriber and Time period.

PRODUCT / SPECIALTY: PRESCRIBER LIST

         Returns Rx values by Prescriber for the selected Product, Time period and Specialty.

PRODUCT: SPECIALTY SUMMARY

         Returns Rx values and Prescriber Counts by Specialty for the selected Product and Time period.

PRODUCT: TOP 100 PRESCRIBERS

         Returns Rx values for the Top 100 Prescribers for the selected Product and Time period.

PRESCRIBER GEOGRAPHY ANALYSES

CLASS: REGION PRODUCT SUMMARY

         Returns Rx values by product for the selected Class, Prescriber Region and Time period.

CLASS: STATE PRODUCT SUMMARY

         Returns Rx values by product for the selected Class, Prescriber State and Time period.

CLASS: ZIP PRODUCT SUMMARY

         Returns Rx values by product for the selected Class, Prescriber State and Time period.

PRODUCT / STATE/ PLAN: MONTH SUMMARY

         Returns Rx values for the selected Product, Prescriber State, Plan and Time period.

PRODUCT / STATE: MONTH SUMMARY

         Returns Rx values for the selected Product, Prescriber State and Time period.

PRODUCT / STATE: PAY TYPE MONTH SUMMARY

         Returns Rx values by Payment Type for the selected Product, Prescriber State and Time period.

PRODUCT / ZIP: MONTH SUMMARY

         Returns Rx values for the selected Product, Prescriber Zip and Time period.

PRODUCT: REGION SUMMARY

         Returns Rx values by Region for the selected Product and Time period.

RX ANALYSES

CLASS: MONTH SUMMARY W/PRSCR COUNT

         Returns Rx values and Prescriber counts by month for the selected Class and Time period.

PRODUCT / STRENGTH: MONTH SUMMARY

         Returns Rx values and Prescriber Counts for the selected Product, Strength and Time period.

PRODUCT: MONTH SUMMARY

         Returns Rx values by month for the selected Product and Time period.

PRODUCT: MONTH SUMMARY W/PRSCR COUNT

         Returns Rx values and Prescriber counts by month for the selected Product and Time period.

PRODUCT: NDC SUMMARY

         Returns Rx values and Prescriber Counts by month for the selected NDC and Time period.

PRODUCT: TRX OVER TIME

         Returns TRx Count by month for the selected Product and Time period.

                                                                EXHIBIT 6.1(c)
                                                                      to
                                                                 License and
                                                             Product Development
                                                                   Agreement
                                                                   ---------


                            R&D PIPELINE INFORMATION
                            ------------------------


Data Elements:
--------------

         Company Name
         Product Name
         Generic Name
         Therapeutic Use
         Stage of Development
         Source of Abstracts
         Comments
         Approval Date
         Prior Approval Date
         Company Address
         Company Phone Number
         Company Fax
         Company Web Site

                                                                EXHIBIT 11.1
                                                                     to
                                                                License and
                                                             Product Development
                                                                  Agreement


                     FEES, COMMISSIONS, PAYMENTS AND CREDITS

         The following fees, commissions, payments and credits shall be applicable to the transactions contemplated by the License and Product Development Agreement between Medscape and NDC, dated as of July __, 1999 ( (the "Agreement"). Capitalized terms used herein without definition have the meanings provided in the Agreement. The terms of this Exhibit 11.1 are an integral part of the Agreement and shall be subject to all of the terms and conditions thereof.


                  1. Intellect License Fee. (a) Allocation. For and in consideration of the Intellect License grant, Medscape shall pay to NDC a one-time authorization fee equal to *
                       (the "Intellect License Fee"). The Parties acknowledge and agree that an amount equal to the Intellect License Fee has been allocated to a portion of the non-cash consideration being given by NDC to Medscape in exchange for NDC's acquisition, and Medscape's sale, of Shares pursuant to and as contemplated in the Stock Purchase Agreement. Accordingly, NDC hereby acknowledges payment by, and receipt of value from, Medscape of an amount equal to the Intellect License Fee and further agrees that Medscape's obligation to pay the Intellect License Fee is satisfied and discharged in full. The components of the Intellect License Fee are as follows:

(1)      *                                              attributable to the
         perpetual Intellect License grant contemplated in Section 2.1(a) of the Agreement; and

(2)      *                                                    attributable to
         NDC's grant to Medscape of the right to access and use, subject to the terms of the Intellect License, monthly updates for the Intellect Database during the Initial Term, as contemplated in Section 2.1(c) of the Agreement.

                  (b) Review; AMA Consent. At any time on or prior to August 1, 1999, the Parties may agree to reallocate all or any portion of the dollar
amount specified in clause (2) above *                 to the dollar amount
allocable to the ad hoc consulting services referred to in Section 6 below. The Parties agree that any discussions concerning such reallocation shall be conducted in good faith with due regard for the respective economic interests of the Parties. Notwithstanding the foregoing, if any consent required by the AMA as a condition to the effectiveness of the AMA Sublicense cannot be or is not obtained by July 26, 1999, or such consent is not sufficient, in Medscape's sole and absolute discretion, to secure the scope of use or uses of the AMA-PPD (as defined in the AMA Sublicense) which Medscape requires, then Medscape shall have the right, exercisable in its sole and absolute discretion, to elect to unilaterally reallocate all or any portion of the dollar amount specified in
clause (2) above *                  to the dollar amount allocable to the ad hoc
consulting services referred to in Section 6 below. If Medscape duly exercises its right to make such election, NDC shall execute and deliver such amendatory documents as Medscape may deem reasonably necessary or appropriate to give full effect to the reallocation specified by Medscape.

                  2. LYTEC Distribution/Preferred Status Fee. For and in consideration of NDC's agreement, subject to the terms and conditions of the Agreement, to designate Medscape (x) as the exclusive website providing Healthcare Clinical Content integrated in LYTEC 99, (y) as the exclusive website providing Healthcare Clinical Content integrated into LYTEC/Web, and (z) a preferred partner of NDC as contemplated in Article IX of the Agreement, Medscape shall pay to NDC an aggregate amount equal to *
                                                        (the "LYTEC
Distribution/Preferred Status Fee"). The Parties acknowledge and agree that an amount equal to the LYTEC Distribution/Preferred Status Fee has been allocated to a portion of the non-cash consideration being given by NDC to Medscape in exchange for NDC's acquisition, and Medscape's sale, of Shares pursuant to and as contemplated in the Stock Purchase Agreement. Accordingly, NDC hereby acknowledges payment by, and receipt of value from, Medscape of an amount equal to the LYTEC Distribution/ Preferred Status Fee and further agrees that Medscape's obligation to pay the LYTEC Distribution/ Preferred Status Fee is satisfied and discharged in full. The components of the LYTEC Distribution/Preferred Status Fee are as follows:

         (a)      *
                  attributable to modifications and integration efforts relating to Medscape Content; and

         (b)      *
                           attributable to the designations referred to above.

                  3. Marketing and Promotion. For and in consideration of NDC's marketing and promotion of LYTEC 99, LYTEC/Web and such other products and services as the Parties may agree as contemplated in Article II of the Agreement, Medscape shall pay to NDC an amount equal to *
                                             (the "Marketing and Promotion
Fee"). The Parties acknowledge and agree that an amount equal to the Marketing and Promotion Fee has been allocated to a portion of the non-cash consideration being given by NDC to Medscape in exchange for NDC's acquisition, and Medscape's sale, of Shares pursuant to and as contemplated in the Stock Purchase Agreement. Accordingly, NDC hereby acknowledges payment by, and receipt of value from, Medscape of an amount equal to the Marketing and Promotion Fee, and further agrees that Medscape's obligation to pay the Marketing and Promotion Fee is satisfied and discharged in full. The components of the Marketing and Promotion Fee are as follows:


         (a)                      *                attributable to the LYTEC 99
                  product launch, including in connection with a 100,000 Piece VAR Catalog Mailing and a 250,000 Piece Pharmacy and Physicians Mailing; and



         (b)                      *                        attributable to
                  future product launches.


                  4. NDC Distribution Commission. During the Term, Medscape will pay to NDC the following amounts (collectively, "NDC Distribution Commissions"):


(a)      a bounty equal to               *                    for each New
         Medscape Member;



(b)        *   percent  *  of the Net Advertising Revenue attributable to the number of Medscape page views which are generated when New Medscape Members access any Medscape Website; and



(c)        *   percent  *  of Medscape's Net Revenue attributable to electronic commerce purchases by each New Medscape Member, as reported by Medscape's electronic commerce partners, but only to the extent tracked and reported by such commerce partners.


         For purposes of this Paragraph 4, the following terms have the following meanings:

                  "Net Advertising Revenue" means all advertising revenue actually received by Medscape less all related sales credits, rebates, and third-party ad sales commissions, paid or issued by Medscape.

                  "Net Revenue" means all revenue, less any and all rebates, credits, returns and charge backs.

                   "New Medscape Member" means either:

         (i) a user of any Medscape Website who was not previously registered as a Medscape member and subsequently registers on his or her own behalf as a Medscape member either as a result of (x) a link integrated into an NDC Healthcare Product, or
                  (y) NDC's direct sales effort; or

         (ii) a user of a Medscape Website who was previously registered as a Medscape member but has not accessed the relevant Medscape Website in the nine (9) month period prior to such user's first access on his or her own behalf to such Medscape Website from a link integrated into an NDC Healthcare Product.


                  5. Credit Against NDC Distribution Commissions. The Parties
acknowledge and agree that an amount equal to                *
       * (the "NDC Commissions Credit") has been allocated to a portion of the non-cash consideration being given by NDC to Medscape in exchange for NDC's acquisition, and Medscape's sale, of Shares pursuant to and as contemplated in the Stock Purchase Agreement and, specifically, to the advance payment of NDC Distribution Commissions payable by Medscape to NDC during the Initial Term. Accordingly, NDC agrees that (i) Medscape's obligation to pay NDC Commissions during the Initial Term up to an amount equal to the NDC Commissions Credit is satisfied and discharged in full, and (ii) Medscape shall have no obligation to pay any NDC Distribution Commission to NDC during the Initial Term except and to the extent that the aggregate amount of all NDC Distribution Commissions payable to NDC during the Initial Term exceeds the amount of the NDC Commissions Credit.



                  6. Credit Against NDC Healthcare Products Purchases. The
Parties acknowledge and agree that an amount equal to         *
                    * (the "NDC Healthcare Products Credit") has been allocated to a portion of the non-cash consideration being given by NDC to Medscape in exchange for NDC's acquisition, and Medscape's sale, of Shares pursuant to and as contemplated in the Stock Purchase Agreement and, specifically, to the advance payment by Medscape of purchases of NDC Healthcare Products and related consulting or other ad hoc services. Accordingly, NDC agrees that (i) Medscape's obligation to pay for purchases of NDC Healthcare Products and related consulting or other ad hoc services up to an amount equal to the NDC Healthcare Products Credit is satisfied and discharged in full, and
(ii) Medscape shall have no obligation to pay any funds for purchases of NDC Healthcare Products or related consulting services or other ad hoc services until the aggregate amount of such purchases (net of applicable taxes, discounts, credits and returns), related consulting or other ad hoc services exceeds the amount of the NDC Healthcare Products Credit. The terms of Medscape's right to purchase and distribute NDC Healthcare Products and its status as a reseller are as provided in Annex 1 attached hereto and made a part hereof.


                  7. Review. On the date which is twelve (12) months after the Effective Date, the Parties agree to commence good faith discussions (with due regard being given to the respective economic interests of the Parties) to review and to reconsider, as may be appropriate, the allocation of the dollar amounts specified in, and as between, Paragraphs 5 and 6 above.

                  8. EDI Services Commission. During the Term,           *
                                           for each electronic data interchange
transaction of the type identified in Annex 2 attached hereto which is processed by NDC or on its behalf for any individual or entity brought to NDC through Medscape's marketing efforts (the "EDI Services Commission").




              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                                                    EXHIBIT 11.1
                                                                         ANNEX 1

                          RESELLER STATUS FOR MEDSCAPE


1. NDC authorizes Medscape to identify itself as a reseller of the NDC Healthcare Products, and to act as an intermediary in sales of NDC Healthcare Products to third parties.

2. In all such sales by Medscape, the third party will license the NDC Healthcare Products from NDC directly, and NDC (or an affiliate or value-added reseller selected by NDC) will provide all support and services directly to the third party purchaser at applicable rates.


3.       Medscape will receive a discount of up to           *           off of
         the then current retail price of NDC Healthcare Products where its acts as reseller. Medscape will pay NDC's shipping costs for Medscape's purchases.


4. Medscape will submit orders for products for third parties in accordance with NDC's then current end user support policies.

                                                                    EXHIBIT 11.1
                                                                         ANNEX 2


                                  EDI SERVICES


(1)      Claims (electronic transmission of HCFA 1500 forms).

(2) Eligibility (electronic transmission of patient-specific demographic information to determine if patient is an eligible member).

(3) Referrals (electronic transmission of patient demographic information to another participating provider for request of treatment).

(4) Claim Status (electronic request to verify the status of a previously submitted claim).

(5) Remittance Advice (electronic acceptance of payable information for a previously submitted claim).